Exhibit 99.1

Company Contacts:		Agency Contact:
Bruce R. Wright		Angie Kellen
Senior Vice President & CFO		Senior Account Director
Laura Rebouché		MCA
Vice President, Investor Relations,		Phone:	650/968-8900
Corporate and Marketing Communications		Fax:	650/968-8990
Phone:	408/321-8835	Email:	akellen@mcapr.com
Fax:	408/577-3379
Email:	lrebouche@ultratech.com
(UTEK-F)

DR. BEN TSAI APPOINTED TO ULTRATECH BOARD OF DIRECTORS

SAN JOSE, CA—October 15, 2009—Ultratech, Inc. (NasdaqGM: UTEK), a leading supplier of lithography and laser-processing systems used to manufacture semiconductor devices, today announced that Dr. Ben Tsai has been appointed to serve as a member of its Board of Directors. Tsai currently serves as executive vice president, and chief technology officer and corporate alliances for KLA-Tencor Corporation, the world’s leading supplier of yield management and process control solutions for the semiconductor manufacturing and related industries.

Ultratech Chairman and CEO Arthur W. Zafiropoulo noted, “Ben has more than 23 years of experience at KLA-Tencor and is a key member of its executive management team. Ben’s tenure at KLA-Tencor, combined with his overall expertise in the semiconductor equipment industry, will provide our board with deep technological insight and a valuable global perspective into future trends. We look forward to his contributions and welcome Ben as a member of our Board of Directors.”

At KLA-Tencor, Tsai has previously served as group vice president and CTO of systems, and general manager for the Wafer Inspection Division. Prior to the merger between KLA Instruments and Tencor Instruments in 1997, Tsai filled the post of CTO at KLA Instruments as well as numerous executive positions in the company’s Wafer Inspection Division. From 2005 to 2006, Tsai served as senior vice president and executive officer of technology at Tokyo Electron Limited, a leading supplier of semiconductor production equipment. Tsai also currently serves on the board of Varian Semiconductor Equipment Associates, Inc.

Tsai holds more than 30 patents in the areas of inspection and metrology. Tsai received his bachelor’s degree in electrical engineering from the National Taiwan University and a master’s degree and Ph.D. in electrical engineering from the University of Illinois at Urbana-Champaign.

About Ultratech: Ultratech, Inc. (NasdaqGM: UTEK) designs, manufactures and markets photolithography and laser processing equipment. The company’s market-leading advanced lithography products deliver high throughput and production yields at a low, overall cost of ownership for bump packaging of integrated circuits and LEDs. Ultratech, a pioneer of laser processing, developed laser spike anneal technology, which increases device yield, improves transistor performance and enables the progression of Moore’s Law for 65-nm and below production of state-of-the-art consumer electronics. Founded in 1979, Ultratech celebrates 30 years headquartered in San Jose, Calif. Visit Ultratech online at: www.ultratech.com.

(UTEK-F)

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